                                   Exhibit (a)(1)(i) - Form of Offer to Purchase

                               ERNEST C. GARCIA II

November 26, 2001

To the Holders of Common Stock of Ugly Duckling Corporation:

         Enclosed for your review is an Offer to Purchase your shares of common stock, $.001 par value per share ("Common Stock"), of Ugly Duckling Corporation ("Ugly Duckling"). Please read all of the enclosed material carefully before deciding whether to tender your shares of Common Stock.

         - I am the founder, Chairman of the Board of Directors and majority stockholder of Ugly Duckling.

         - I am offering to purchase your shares of Common Stock for $2.51 net per share.

         - Payment will be made promptly after the expiration of the tender offer.

         -        The tender offer is being made to all stockholders.

         - I am offering to purchase all of the outstanding shares of Common Stock not already owned by me.

         - The offer will expire at 5:00 p.m., Mountain Standard Time on December 27, 2001, unless the tender offer is extended.

Questions and requests for assistance or for additional copies of the Offer to Purchase or the Letter of Transmittal should be directed to:

                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                           Call Collect (212) 754-8000
                 Banks and Brokerage Firms Call: (800) 654-2468
                    Stockholders Please Call: (800) 607-0088
                         E-mail: UGLY.INFO@morrowco.com

For additional information, you may contact a representative at Morrow & Co., Inc. at the telephone numbers set forth in Section 16 of the Offer to Purchase.

         Again, please read the Offer to Purchase and Letter of Transmittal and carefully consider the tender offer described.


                               Ernest C. Garcia II

                                OFFER TO PURCHASE
                       for Cash by Ernest C. Garcia II of
            any and all of the outstanding shares of Common Stock of
                Ugly Duckling Corporation at $2.51 net per share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., MOUNTAIN STANDARD TIME, ON THURSDAY, DECEMBER 27, 2001, UNLESS THE OFFER IS EXTENDED.

         A summary of the principal terms of the offer appears on pages (i) through (iv). You should read this entire document carefully before deciding whether to tender your shares of Common Stock of Ugly Duckling.

         If you tender all or any portion of your shares you should be aware of the following factors:

         -    The purchase price is less than the book value of the shares.

         - The purchase price is less than relatively recent trading prices and historic trading prices, and may not reflect the Company's going concern value.

         -    As a result of your tender you will have certain tax consequences.

         - You will not receive any benefit associated with the ownership of the Shares that you tender, including returns on your investment or participation in the economic success of the Company, if any.

If you continue to hold all or any portion of your shares you should be aware of the following factors:

         - The market for the shares may disappear, which would prevent you from being able to liquidate your investment or receive fair value for your investment.

         - The Company has not and may not make cash distributions to its stockholders.

         - The consummation of the Offer may result in increased voting control by affiliates of the Company, including Mr. Garcia.

         -    The consummation of the Offer may result in decreased liquidity.

         - Any shares outstanding after the Offer may not be marginable, depending upon certain then existing factors.

         In addition, following completion of the Offer and subject to timing restrictions under federal law, Mr. Garcia may consider offering to purchase any shares not purchased in the Offer, which purchases could be on the same terms or on terms more or less favorable than the terms of the Offer. Mr. Garcia may also consider an extraordinary corporate transaction, such as a merger or reorganization involving the Company, that would result in Mr. Garcia holding all of the common stock of the Company. If Mr. Garcia acquires more than 90% of the outstanding shares of common stock, he may acquire the remaining outstanding shares unilaterally, and without the approval of the Company's board of directors or remaining stockholders, through a "short form" merger. If Mr. Garcia commences such a merger within six months of the completion of the Offer, the consideration Mr. Garcia would offer would not be less than $2.51, the amount offered in the Offer. See "SPECIAL FACTORS."

         Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or any other documents relating to this Offer may be directed to Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, NY 10022 or you may call (212) 754-8000 or toll free at (800) 607-0088.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS OFFER IS SUBJECT TO CERTAIN TERMS AND CONDITIONS. SEE "INTRODUCTION" AND SECTIONS 1 AND 5.

            The date of this Offer to Purchase is November 26, 2001.

                               SUMMARY TERM SHEET

                (Section references are to the Offer to Purchase)

         This Summary Term Sheet highlights certain information concerning this tender offer. To understand the offer fully and for a more complete discussion of the terms and conditions of the offer, you should read and carefully consider the entire Offer to Purchase and the related form of Letter of Transmittal.

WHAT IS THE TENDER OFFER?

         - Ernest C. Garcia II, the founder, Chairman of the Board of Directors and majority stockholder in Ugly Duckling Corporation, is offering to purchase all of the outstanding shares of Common Stock of Ugly Duckling (excluding shares owned by Mr. Garcia) for net cash at a price per share equal to $2.51 upon specified terms and subject to conditions as set forth in the tender offer documents.

WHAT IS MR. GARCIA OFFERING TO PAY ME?

         - Mr. Garcia is offering $2.51, net to the seller, for each share of Common Stock tendered pursuant to the tender offer.

WHY IS MR. GARCIA MAKING THIS TENDER OFFER?

         - Mr. Garcia believes that the Common Stock is an attractive investment opportunity. Mr. Garcia has previously disclosed that he desires to obtain all of the outstanding Common Stock of Ugly Duckling.

WHEN WILL THE TENDER OFFER EXPIRE, AND MAY THE OFFER BE EXTENDED?

         - The tender offer will expire at 5:00 p.m. Mountain Standard Time, on December 27, 2001, unless extended. Mr. Garcia may, in his sole discretion, or as required by the rules of the SEC extend the period of time the offer will be open by issuing a press release or making some other public announcement by no later than the next business day after the offer otherwise would have expired. See
              Section 1 of the Offer to Purchase for details.

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

         - Mr. Garcia may also elect to provide a "subsequent offering period" of up to 20 business days. A subsequent offering period, if one is provided, will be an additional opportunity for stockholders to tender, but not withdraw, their shares and receive the offer consideration for such shares promptly after they are tendered. See Section 1 of the Offer to Purchase for details.

                                      (i)

WHAT IS THE PRICE PER SHARE OF COMMON STOCK AS OF A RECENT DATE?

         - As of November 14, 2001, the closing price per share of Common Stock was $2.39. See Section 9 of the Offer to Purchase for details. Please obtain a recent quotation for shares of Ugly Duckling in deciding the tender your shares.

WILL THE PRICE PER SHARE BE HIGHER OR LOWER THAN THE PURCHASE PRICE ON THE EFFECTIVE DATE?

         - No one can accurately predict the price per share of Common Stock at a future date.

HOW DO I TENDER MY SHARES?

         -    To tender your shares, you must do one of the following:

              (a) If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate(s) to Computershare Trust Company, Inc., or follow the procedures described in this Offer to Purchase for book-entry transfer under the heading "The Offer - Procedures for Tendering Shares". These materials must reach Computershare before the tender offer expires. Detailed instructions are contained in the Letter of Transmittal and in "The Offer - Procedures for Tendering Shares."

              (b) If you are a record holder, but your stock certificate is not available, or you cannot deliver it to Computershare before the offer expires, you may be able to tender your shares using the enclosed Notice of Guaranteed Delivery. Please call Morrow & Co., Inc. at the number set forth in Section 16 below for assistance.

              (c) If you hold your shares through a broker, bank or other nominee, you should contact your nominee and instruct them to tender your shares. See "The Offer - Procedures for Tendering Shares".

MAY I WITHDRAW MY SHARES AFTER I HAVE TENDERED THEM AND, IF SO, BY WHEN?

         - Yes, you may withdraw your tendered shares at any time prior to 5:00 p.m., Mountain Standard Time, on December 27, 2001 (or if the offer is extended, at any time prior to 5:00 p.m., Mountain Standard Time, on the new expiration date). Withdrawn shares may be re-tendered by following the tender procedures before the offer expires (including any extension period). In addition, if shares tendered have not by then been accepted for payment, you may withdraw your tendered shares at any time after January 23, 2002. See Section 3 of the Offer to Purchase for details.

HOW DO I WITHDRAW TENDERED SHARES?

         - A written notice of withdrawal of tendered shares must be timely received by Computershare Trust Company, Inc., which specifies the name of the stockholder who tendered the shares, the number of shares being withdrawn (which must be all of the shares tendered) and, as regards share certificates which represent tendered shares that

                                      (ii)
              have been delivered or otherwise identified to Computershare Trust Company, Inc., the name of the registered owner of such shares if different than the person who tendered the shares. See Section 3 of the Offer to Purchase for details.

MAY I PLACE ANY CONDITIONS ON MY TENDER OF SHARES?

         -    No.

DOES MR. GARCIA HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

         - Yes. To finance the purchase of any tendered shares, Mr. Garcia anticipates that funds will be derived from loan proceeds he has secured with Bank One Arizona, N.A. and available cash. See
              Section 8 of the Offer to Purchase for details.

IF SHARES I TENDER ARE ACCEPTED BY MR. GARCIA, WHEN WILL PAYMENT BE MADE?

         - It is contemplated, subject to change, that payment for tendered shares, if accepted, will be made on or about January 4, 2002. See
              Section 4 of the Offer to Purchase for details.

IS MY SALE OF SHARES IN THE TENDER OFFER A TAXABLE TRANSACTION?

         - For most stockholders, yes. All U.S. stockholders (other than tax-exempt stockholders) who sell shares in the tender offer are expected to recognize gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for the shares sold and their adjusted basis in the shares. The sale date for tax purposes will be the date Mr. Garcia accepts shares for purchase. It is strongly recommended that you consult your tax advisor. See Section 11 of the Offer to Purchase for details.

IS THERE ANY REASON SHARES TENDERED WOULD NOT BE ACCEPTED?

         - In addition to those circumstances described in Section 5 in which Mr. Garcia is not required to accept tendered shares, Mr. Garcia has reserved the right to reject any and all tenders determined by Mr. Garcia not to be in appropriate form. Tenders will be rejected if they do not include original signature(s) or the original of any required signature guarantee(s).

HOW WILL TENDERED SHARES BE ACCEPTED FOR PAYMENT?

         - Properly tendered shares will be accepted for payment by a determination of Mr. Garcia followed by notice of acceptance to Computershare Trust Company, Inc., which is thereafter to make payment as directed by Mr. Garcia with funds to be deposited with it by Mr. Garcia. See Sections 1 and 4 of the Offer to Purchase for details.

WHAT ACTION NEED I TAKE IF I DECIDE NOT TO TENDER MY SHARES?

         -    None.

                                     (iii)

WILL MANAGEMENT OF THE COMPANY PARTICIPATE IN THE TENDER OFFER?

         - The directors and officers of the Company have indicated they will tender their respective shares. See information contained in the Offer to Purchase under the heading "INTRODUCTION" and Section 1.

HOW DO I OBTAIN INFORMATION?

         - Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer documents should be directed to Morrow & Co., Inc., at the telephone numbers set forth in Section 16. In addition, questions and requests for assistance may be directed to Steven Johnson by calling (602) 778-5000. If you do not own shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

HOW WAS THE PURCHASE PRICE DETERMINED?

         - Mr. Garcia determined the offering price in his sole discretion. In determining the offering price per share, Mr. Garcia considered, among other things, the recent trading price on the Nasdaq National Market. See the information contained in this Offer to Purchase under the heading "Special Factors."

PLEASE READ THIS OFFER AND THE RELATED LETTER OF TRANSMITTAL BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                    IMPORTANT

IF YOU WISH TO TENDER ALL OR ANY PART OF YOUR SHARES, YOU SHOULD EITHER:

         (1)(A) COMPLETE AND SIGN A LETTER OF TRANSMITTAL ACCORDING TO THE INSTRUCTIONS IN THE ENCLOSED LETTER OF TRANSMITTAL AND MAIL OR DELIVER IT, TOGETHER WITH ANY REQUIRED SIGNATURE GUARANTEE AND ANY OTHER REQUIRED DOCUMENTS, TO COMPUTERSHARE TRUST COMPANY, INC., THE DEPOSITARY FOR THE TENDER OFFER ("COMPUTERSHARE"), AND MAIL OR DELIVER THE CERTIFICATES FOR YOUR SHARES TO COMPUTERSHARE TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL OR (B) TENDER THE SHARES ACCORDING TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER DESCRIBED IN SECTION 2 OF THE OFFER TO PURCHASE, OR

         (2) REQUEST A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO TENDER YOUR SHARES FOR YOU.

IF YOUR SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU SHOULD CONTACT THAT PERSON IF YOU DESIRE TO TENDER YOUR SHARES. IF YOU DESIRE TO TENDER YOUR SHARES AND

                                      (iv)

         (1) YOUR CERTIFICATES FOR THE SHARES ARE NOT IMMEDIATELY AVAILABLE OR CANNOT BE DELIVERED TO COMPUTERSHARE, OR

         (2) YOU CANNOT COMPLY WITH THE PROCEDURE FOR BOOK-ENTRY TRANSFER, OR

         (3) YOUR OTHER REQUIRED DOCUMENTS CANNOT BE DELIVERED TO COMPUTERSHARE BY THE EXPIRATION OF THE TENDER OFFER,

YOU MUST TENDER YOUR SHARES ACCORDING TO THE GUARANTEED DELIVERY PROCEDURE DESCRIBED IN SECTION 2 OF THE OFFER TO PURCHASE.

QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO MORROW & CO., INC. (THE "INFORMATION AGENT"), AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH IN SECTION 16 OF THIS OFFER TO PURCHASE. REQUESTS FOR ADDITIONAL COPIES OF THIS DOCUMENT, THE RELATED LETTER OF TRANSMITTAL OR THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE INFORMATION AGENT.

IF YOU TENDER OR DO NOT TENDER ALL OR ANY PORTION OF YOUR SHARES, YOU ARE SUBJECT TO CERTAIN RISKS. SEE "SPECIAL FACTORS" BEGINNING ON PAGE 2.

THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE ABSENCE OF CERTAIN CONDITIONS DESCRIBED IN SECTION 5 OF THIS OFFER TO PURCHASE.

MR. GARCIA IS NOT MAKING ANY RECOMMENDATION TO YOU REGARDING WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. EACH OF YOU MUST MAKE YOUR OWN DECISION REGARDING WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY OF YOUR SHARES TO TENDER.

MR. GARCIA HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON HIS BEHALF REGARDING WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER. MR. GARCIA HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR INFORMATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MR. GARCIA.

                                      (v)

                           Forward Looking Statements

         This Offer to Purchase, including the Summary Term Sheet, includes statements that constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Mr. Garcia claims the protection of the safe-harbor for any forward looking statements. Forward-looking statements are often characterized by the words "may," "anticipates," "believes," "estimates," "projects," "expects" or similar expressions and do not reflect historical facts. Forward-looking statements in this Offer to Purchase relate, among other matters, to anticipated financial results and future financial condition. Forward looking statements include risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from those expressed or implied by such forward looking statements, some of which cannot be predicted or quantified. Future events and actual results could differ materially from the forward-looking statements.

         When considering each forward-looking statement, you should keep in mind the cautionary statements found in this Offer to Purchase and in the Company's Securities and Exchange Commission filings. In addition, the foregoing factors may affect generally the business, results of operations and financial position of the Company. There may also be other factors that are currently not identifiable or quantifiable, but may arise or become known in the future. Forward looking statements speak only as of the dated the statement was made. Mr. Garcia is not obligated to publicly update or revise any forward looking statements, whether as a result of new information, future events, or for any other reason.


                                      (vi)

                                TABLE OF CONTENTS

                                                                                      PAGE
SUMMARY TERM SHEET ..................................................................    i

INTRODUCTION ........................................................................    1

SPECIAL FACTORS .....................................................................    2

         Section 1.        Offer to Purchase and Purchase Price; Expiration Date;
                           Determination of Purchase Price ..........................   13

         Section 2.        Procedures for Tendering Shares ..........................   16

         Section 3.        Withdrawal Rights ........................................   21

         Section 4.        Purchase of Shares; Payment of Purchase Price ............   21

         Section 5.        Certain Conditions of the Offer ..........................   22

         Section 6.        Identity and Background of Offeror .......................   24

         Section 7.        Effects of the Offer .....................................   25

         Section 8.        Source and Amount of Funds ...............................   28

         Section 9.        Certain Information About the Company ....................   29

         Section 10.       Certain Transactions with Affiliates .....................   30

         Section 11.       Certain Federal Income Tax Consequences ..................   34

         Section 12.       Transactions and Arrangements Concerning Shares ..........   35

         Section 13.       Extensions of Tender Period; Terminations; Amendments ....   37

         Section 14.       Fees and Expenses ........................................   38

         Section 15.       Certain Legal Matters ....................................   38

         Section 16.       Address; Miscellaneous ...................................   40

                                  INTRODUCTION

         Ernest C. Garcia II hereby offers to purchase all of the outstanding shares ("Shares") of Common Stock, $.001 par value per share ("Common Stock"), of Ugly Duckling Corporation at a purchase price of $2.51 per Share of Common Stock (the "Purchase Price") in cash, net to the seller without any interest, upon the terms and subject to the conditions set forth in this "Offer to Purchase" and in the related "Letter of Transmittal." Together the "Offer to Purchase" and "Letter of Transmittal" constitute the "Offer." "Share" or "Shares," refers to the shares of Common Stock of the Company.

         The Offer is generally not conditioned on the tender of any minimum number of Shares. The Offer, however, is conditioned upon, among other things, the absence of certain adverse conditions described in Section 5, "Certain Conditions of the Offer." The Shares are traded on the Nasdaq National Market under the symbol "UGLY."

         The per Share Purchase Price is less than the per Share book value of the Common Stock. As of December 31, 2000 and December 31, 1999, the book value of each Share was approximately $11.40 and $10.81, respectively. The per Share Purchase Price is less than relatively recent trading prices and historic trading prices, and may not reflect the Company's going concern value. Mr. Garcia determined the Purchase Price in his sole discretion, based on recent purchases of Shares on the open market and recent market prices of the Common Stock. Mr. Garcia has not performed an analysis to determine the fair market value or liquidation value of the Shares, or obtained an opinion from an independent third party regarding the fairness of the Purchase Price.

         Subject to the conditions set forth in the Offer, Mr. Garcia is offering to purchase all the outstanding Shares which are tendered and received by Mr. Garcia by, and not withdrawn prior to, 5:00 p.m., Mountain Standard Time, on December 27, 2001, subject to any extension of the Offer by Mr. Garcia (the "Expiration Date").

         For any Shares that you tender but Mr. Garcia does not purchase due to an improper tender, in his sole discretion, a book entry will be made on the Company's books to reflect your ownership of the Shares not purchased by Mr. Garcia. The certificates representing any unpurchased Shares will be returned to you or the person you specify in your tendering documents.

         If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. We will pay all fees and expenses of Computershare Trust Company, Inc. ("Computershare"), which is acting as the depository, and Morrow & Co., Inc. ("Information Agent"), which is acting as information agent, incurred in connection with the Offer.

         All of the Shares that Mr. Garcia purchases pursuant to the Offer will be deemed to have been purchased as of the Expiration Date. If you accept the offer and tender Shares, you will receive the net Purchase Price. You will not be entitled to receive any cash dividends or other distributions declared and payable after the Expiration Date on any Shares tendered and accepted by Mr. Garcia.

         The tender and acceptance of a Share will be treated as a sale of the Share for federal and most state income tax purposes, which will result in your recognizing gain or loss for income tax purposes. Mr. Garcia urges you to review carefully all the information contained in or referred to in this Offer including, without limitation, the information presented in Section 11, "Certain Federal Income Tax Consequences."

         As of November 14, 2001, Mr. Garcia owned 7,482,200 Shares (including the right to acquire 40,000 Shares under presently exercisable stock options) of the Company's 12,274,000 outstanding Shares of Common Stock. Mr. Garcia is making this Offer to all holders of Common Stock. Management and directors of the Company have indicated they will tender their Shares in the Offer. The Company's recent public filings indicate that the directors and officers of the Company (including Mr. Garcia) hold approximately 62% of the outstanding Shares. Assuming the Offer is fully subscribed, Mr. Garcia will own, after the Offer, all of the outstanding Shares, representing 100% of the Company's 12,274,000 outstanding Shares.

         If after consummation, Mr. Garcia owns at least 90% of the shares then outstanding, Mr. Garcia will be able to cause a merger to occur pursuant to the "short-form" merger provisions of the Delaware General Corporation Law ("DGCL"), without a vote of the Company's stockholders. However, if Mr. Garcia owns less than 90% of the shares then outstanding after consummation of the Offer, a vote of the Company's stockholders would be required under the DGCL to effect a merger.

                                 SPECIAL FACTORS

PURPOSES, ALTERNATIVES, REASONS AND EFFECTS

         Background, Purposes and Reasons. Mr. Garcia has previously announced his intention to take the Company private. Mr. Garcia has previously entered into discussions with the Company to acquire all of the outstanding Shares of Common Stock and proposed certain transactions in connection with such intention. See Section 10 of this Offer to Purchase. The purpose of the Offer is to allow Mr. Garcia to acquire all outstanding Shares of Common Stock. Mr. Garcia is providing the stockholders an opportunity to liquidate their positions through participation in the Offer. Stockholders who tender their Shares in the Offer are, in effect, exchanging certainty and liquidity for the unknown returns of continued ownership of their Shares. The continued ownership of Shares entails the risk of loss of all or a portion of the current value of their investment.

         Mr. Garcia does not have any current plans or proposals that relate to or would result in:

         -    a sale or transfer of a material amount of assets of the Company;

         -    any change in the management of the Company;

         -    any change in the indebtedness or capitalization of the Company;

         - any other material change in the structure or business of the Company; or

         - any change in charter documents or other actions that may impede the acquisition of control of the Company by any person.

         Mr. Garcia, upon successful consummation of the Offer, has considered and may enter into transactions or cause any one of the following to occur:

         - an extraordinary corporate transaction, such as a merger or reorganization, involving the Company that would result in Mr. Garcia holding all of the Common Stock of the Company; or

         -    a change in the Board of Directors of the Company.

         If you retain your Shares, you will be subject to increased risks including but not limited to: (1) reduced liquidity, (2) risks of continued ownership in the Company, and (3) increased voting control by Mr. Garcia, which will increase the influence that Mr. Garcia has on matters voted on by stockholders, including election of the Board of Directors and mergers or other business combinations. Any Shares tendered in connection with this Offer will be held by Mr. Garcia, but the Company may issue new Shares from time to time in compliance with the federal and state securities laws or any exemptions therefrom. If you tender all of your Shares, you will no longer hold an interest in the Company and will no longer receive any benefit associated with the ownership of the Shares that you tender, including returns on your investment or participation in the economic success of the Company, if any.

         Alternatives. In October 2000, Mr. Garcia made a proposal to the Board of Directors of the Company to merge the Company with a to-be-formed entity beneficially owned by Mr. Garcia. As part of the proposed merger, each stockholder other than Mr. Garcia would have received $2.50 in cash and $6.00 in subordinated debt. After discussions with the Board of Directors of the Company and the Special Transaction Committee ("STC") formed by the Board of Directors of the Company, Mr. Garcia withdrew the proposal as he did not believe that the offer, as proposed, would have been approved at such time by the STC. In April 2001, Mr. Garcia made another proposal to the Board of Directors of the Company to acquire the Company through a merger transaction. As part of the proposed merger, each stockholder would have received $2.00 in cash and $5.00 in subordinated debt. The STC and Mr. Garcia negotiated the terms of the merger for several months. After the terrorist attacks of September 11, 2001, Mr. Garcia withdrew his merger proposal citing the economic uncertainty that such events created. A legal proceeding was commenced in connection with Mr. Garcia's proposed merger transaction by certain stockholders. The general claim is a breach of the duties of the directors of the Company. The claims arise out of related party transactions with Mr. Garcia. The negotiations with the complaining stockholder's counsel involved proposals for changes in the terms of the merger consideration offered by Mr. Garcia. The negotiations involved changes in the terms of the bonds that would be issued to the stockholders in connection with the merger. No agreement was ever reached with the counsel on such terms.

         Effects. In addition to the effects of the Offer on stockholders who tender their Shares and stockholders who do not tender their Shares as set forth in Section 7 of this Offer to Purchase, the Offer will affect the Company and its stockholders in other respects.

         Upon completion of the Offer, Mr. Garcia may consider purchasing any Shares not purchased in the Offer. Mr. Garcia may elect to provide a subsequent offering period for the Shares. Any such purchases may be on the same terms as the terms of this Offer or on terms which are more favorable or less favorable to you than the terms of this Offer. Rule 13e-4 promulgated under the Exchange Act prohibits Mr. Garcia from purchasing any Shares, other than pursuant to the Offer, until at least 10 business days after the Expiration Date. Any possible future purchases by Mr. Garcia will depend on many factors, including but not limited to, the market price of Shares, tax considerations, the results of the Offer, the Company's business and financial condition and general economic market conditions.

         After the consummation of the tender offer, the stockholders tendering their Shares will not have the opportunity to participate in the Company's earnings and growth, if any, and will not have any right to vote on corporate matters. Conversely, after the consummation of the tender offer, the stockholders tendering their Shares will not face the risk of losses generated by the Company's operations or any decrease in the Company's value.

         There can be no assurance that a significant trading market will exist for the Shares following consummation of the Offer. The extent of the public market for the Shares following consummation of the Offer will depend on the number of holders that remain at such time, the interest in maintaining a market in the Shares on the part of securities firms and other factors. An issue of securities with a smaller float may trade at lower prices than would a comparable issue of securities with a greater float. Accordingly, the market price for Shares that are not tendered in the Offer may be adversely affected to the extent that the amount of Shares purchased pursuant to the Offer reduces the float. The reduced float also may have the effect of causing the trading prices of the Shares that are not tendered or purchased to be more volatile.

         The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the class of Shares is no longer held by 300 or more holders of record.

         If Mr. Garcia acquires all outstanding Shares of Common Stock, Mr. Garcia would have a 100.0% interest in the net book value and net earnings of the Company, or approximately $151,500,000 and $3,631,000 respectively, as of and for the nine months ended September 30, 2001.

         The exact capital appearance of the Company after completion of the tender offer cannot be predicted due to uncertainty as to the identity and number of stockholders who will participate in the tender offer, and the number of Shares they will tender. Management and directors of the Company have indicated they will tender their Shares in the Offer. The Company's recent public filings indicate that the directors and officers of the Company (including Mr. Garcia) hold approximately 62% of the outstanding Shares. However, the following examples illustrate possible scenarios stockholders should consider.

         Possible Effect of the Tender Offer and Open Market Purchases on the Market for Shares. Following the completion of the tender offer, the purchase of Shares by Mr. Garcia pursuant to the tender offer or any subsequent open market or privately negotiated purchases would reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public, if any.

         After the tender offer is complete, Mr. Garcia may consider acquiring any Shares not purchased pursuant to the Offer in the open market, privately negotiated transactions, a merger or other similar business combination, or a reverse stock split. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the tender offer price.

         Plans After the Tender Offer. Mr. Garcia founded the Company and has always been a substantial stockholder of the Company. Mr. Garcia has also been the Chairman of the Board for the last five years. As such, Mr. Garcia has had significant involvement in the management and operation of the Company. The increase in Mr. Garcia's beneficial ownership will not likely have any substantial effect on the Company's business, operations or management. Mr. Garcia intends to maintain and further develop current business operations pending and following consummation of the tender offer. Current and future plans may include strategic acquisitions that complement the Company's business. In addition, Mr. Garcia may make future changes to the Company's current Board of Directors to better complement the direction and focus of the Company. Mr. Garcia does not have any plans to change the Company's current management in this period. However, changes to management may occur as a result of the natural evolution of the Company's business.

         Possible Termination of Registration Under Exchange Act. If the Company's stockholders number less than 500 after the completion of the Offer, the Company may terminate the Exchange Act registration for the Shares. If the Exchange Act registration for the Shares is terminated, the amount of information publicly available to the remaining stockholders of the Company would be significantly reduced, which could adversely affect the trading market and market value for the remaining Shares. In addition, the obligation of Mr. Garcia and other officers and directors of the Company, as applicable, to file reports under Section 13 of the Exchange Act and the related rules, the insider short-swing trading rules contained in Section 16 of the Exchange Act and the related rules, the proxy solicitation rules contained in Section 14 of the Exchange Act and the related rules and certain of the rules regulating tender offers for Shares of the Company's stock contained in Section 14 of the Exchange Act and related rules would no longer be applicable to the Company.

         Possible Delisting. The Shares are currently listed for quotation on the Nasdaq National Market. Following the closing of the tender offer, depending upon the aggregate market value of the remaining Shares, the number of Shares not purchased pursuant to the tender offer or any subsequent open market or privately negotiated purchases, and whether Nasdaq's temporary suspension of certain minimum listing requirements is made permanent, the Shares may no longer meet the quantitative requirements for continued listing on the Nasdaq National Market and may result in the Shares becoming eligible for deregistration under the Exchange Act. Failure to meet quantitative minimums, in addition to the Company's inability to meet other applicable minimum listing requirements, will cause the Shares to no longer be eligible for quotation on the Nasdaq National Market quotation system.

         Possible Subsequent Transactions. As of November 14, 2001, Mr. Garcia beneficially owns 7,482,200 Shares (including the right to acquire 40,000 Shares under presently exercisable stock options), or 61.0%, of the issued and outstanding Common Stock of the Company. As a majority stockholder of Common Stock of the Company, Mr. Garcia is able to control the outcome of most proposals brought to a stockholder vote. The remaining holders of Common Stock of the Company are each minority holders and are not, as a collective group, able to vote more Shares of Common Stock than Mr. Garcia beneficially owns. Mr. Garcia is in a position to control the election of directors of the Company and the approval of any merger, reorganization or other business combination transaction submitted to a vote of the Company's stockholders. Mr. Garcia could vote to approve such a transaction on terms that might be considered more favorable to Mr. Garcia than to unaffiliated stockholders. The terms of any such transaction could require stockholders other than Mr. Garcia to dispose of their Shares of Common Stock for cash or other consideration even if the stockholders would prefer to continue to hold their Shares of Common Stock for investment. Any such transaction could also result in the Company's Common Stock no longer being listed on the Nasdaq National Market, any other national securities exchange or any inter-dealer quotation system, or being held of record by fewer than 300 persons and, therefore, eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act. If Mr. Garcia acquires more than 90% of the outstanding Shares of Common Stock, he may acquire the remaining outstanding Shares through a merger. Section 253 of the DGCL provides that in any case in which at least ninety percent (90%) of the outstanding shares of a subsidiary corporation is owned by a parent corporation, the parent corporation can effect a "short-form" merger with that subsidiary corporation without a vote of the stockholders of that subsidiary corporation. Accordingly, if, as a result of the offer or otherwise, Mr. Garcia acquires or controls the voting power of at least ninety percent (90%) of the outstanding shares, Mr. Garcia may cause such a merger to be effected after the acquisition without prior notice to, or any action by, any other Company stockholder. If Mr. Garcia commences such a merger within six months of the completion of this Offer, the consideration Mr. Garcia would offer would not be less than $2.51, the amount offered in this Offer. In connection with the consummation of any merger in which stockholders would be required to receive cash for their shares, stockholders of record would be entitled under Delaware law to seek a judicial appraisal of the "fair value" of their shares, which amount would then be paid to them in cash in lieu of the price paid in the merger. Such amount could be the same as or more or less than the merger price. The steps that must be taken in connection with such a merger to demand and perfect appraisal rights are set forth in Section 262 of the Delaware General Corporation Law, a copy of which would be provided to stockholders at such time, if any, that they are entitled to demand appraisal. Appraisal rights are not available in connection with the Offer.

         Appraisal Rights. Under Delaware law, holders of Shares do not have appraisal rights in connection with the Offer. The following summarizes provisions of Delaware law regarding appraisal rights that would be applicable in the event of a short-form merger. This discussion is qualified in its entirety by reference to Section 262 of the DGCL, which contains the Delaware appraisal statute. A copy of this provision is attached to this document as Appendix B. If you fail to take any action required by Delaware law, your rights to an appraisal will be waived or terminated.

                  Notification of Merger's Effectiveness. Either before the effective time of the merger or within ten days thereafter, the Company will send notice of the effectiveness of the merger and the availability of appraisal rights to each Stockholder (other than Mr. Garcia or his affiliates).

                  Electing Appraisal Rights. To exercise appraisal rights, the record holder of Common Stock must within 20 days after the date of mailing of such notice deliver a written demand for appraisal to the Company. This demand must reasonably inform the Company of the identity of the holder of record and that the stockholder demands appraisal of his, her or its shares of the Company's Common Stock.

                  A demand for appraisal must be delivered to: Corporate Secretary, Ugly Duckling Corporation, 4020 East Indian School Road, Phoenix, Arizona 85018.

                  Only Record Holders May Demand Appraisal Rights. Only a record holder of Company Common Stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder's name appears on the holder's stock certificates.

         - If Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

         - If Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

         - An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder or record. The agent must identify the owner or owners or record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

         - A holder of record, such as a broker, who holds Common Stock as nominee for beneficial owners, may exercise a holder's right of appraisal with respect to Common Stock held for all or less than all of such beneficial owners. In that case, the written demand should set forth the number of shares of Common Stock covered by the demand. If no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock standing in the name of the record holder.

                  Court Petition Must Be Filed. Within 120 days after the effective time of the merger, the surviving corporation in the merger or any stockholder, who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Common Stock. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect its rights within the time periods prescribed by Delaware law.

                  Appraisal Proceeding by Delaware Court. If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The court will appraise the Common Stock owned by the stockholders and determine its fair value. In determining fair value, the court may consider a number of factors including market values of the Company's stock, asset values and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment and expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of the Common Stock to the stockholders entitled to appraisal.

                  The value determined by the court for Common Stock could be more than, less than, or the same as the merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including reasonable attorneys' fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged against the value of all common stock entitled to appraisal.

                  Effect of Appraisal Demand on Voting and Rights to Dividends. Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time.

                  Loss, Waiver or Withdrawal of Appraisal Rights. Holders of Common Stock of the Company lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the Merger. A stockholder will also lose the right to an appraisal by delivering to the surviving corporation a written withdrawal of such stockholder's demand for an appraisal. In addition, any attempt to withdraw that is made more than 60 days after the effective time requires the written approval of the surviving corporation. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger, without interest.

                  Dismissal of Appraisal Proceeding. If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

         Interests of Certain Persons. In considering whether to tender your Shares in the Offer, you should be aware of interests of certain persons as disclosed in the Company's definitive proxy statement for its 2001 Annual Meeting of Stockholders under the caption "Certain Relationships and Related Transactions" and "Proposal To Be Voted On; Item No. 1 - Election of Directors." which is incorporated herein by reference. See Section 16 under the heading "Miscellaneous."

FAIRNESS OF THE TRANSACTION.

         Mr. Garcia believes that the Offer is fair to the unaffiliated holders of Common Stock of the Company. In determining the purchase price for the Shares, Mr. Garcia considered the following factors:

         - The recent market prices of the Common Stock as quoted on the Nasdaq National Market.

         - The recent purchase of 575,100 Shares of Common Stock at a purchase price of $2.51 per Share by Mr. Garcia.

         - The purchase of the Shares will eliminate the exposure of stockholders tendering Shares to any potential future decline in the price of the Shares. Since the stock market peak in March 2000, all major stock indexes, including without limitation, the Standard & Poors 500, the Dow Jones Industrial Average and the Nasdaq National Market, have declined precipitously. The Nasdaq National Market has declined over 60% in this period.

         - The liquidity that would be realized by the stockholders tendering their Shares from the all-cash tender offer.

         - Liquidity of the Shares can be expected to suffer if the Shares are ever delisted from the Nasdaq National Market. Mr. Garcia thus believes that the resulting liquidity from the tender offer will be beneficial to the tendering stockholders.

         In addition to the foregoing, Mr. Garcia considered the following factors in reaching the decision that the tender offer is fair to those stockholders who choose not to tender their Shares:

         - The stockholders who choose not to tender their Shares in the tender offer will share the risks of the Company's future financial performance with other non-selling stockholders, but equally will share in the rewards.

         - The Company may be taken private at a later date on terms more or less favorable than the terms of this Offer.

         Mr. Garcia also believes that the tender offer is procedurally fair to the holders of Common Stock in light of the following factors:

         - The tender offer provides stockholders a choice whether to remain stockholders in the Company or tender their Shares at a price that is higher than the market price for the Shares as of November 14, 2001. Thus, stockholders who continue to believe in the future growth prospects of the Company despite the market risks have a choice to continue to hold their Shares, subject to the possibility of a subsequent transaction that would require stockholders other than Mr. Garcia to surrender their Shares for cash or other consideration.

         - The tender offer provides the opportunity for those stockholders holding Shares directly to sell their Shares without incurring brokerage and other costs typically associated with market sales.

         - Mr. Garcia determined the Purchase Price in his sole discretion, based on recent purchases of Shares on the open market and recent market prices of the Common Stock.

         Mr. Garcia also believes that the determination of the purchase price was procedurally fair to the unaffiliated stockholders despite the fact that:

         - Mr. Garcia has not retained and does not intend to retain any unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the Offer and/or preparing a report concerning the fairness of the Offer.

         - Mr. Garcia has not received any report, opinion or appraisal from an outside party that is materially related to the Offer.

         - Mr. Garcia has not had, nor was he required to have, the Offer approved by a majority of the unaffiliated stockholders of the Company.

         - Mr. Garcia has not had, nor was he required to have, the Offer approved by a majority of the Board of Directors of the Company.

         Mr. Garcia has elected not to retain an unaffiliated representative or to obtain a report, opinion or appraisal. Mr. Garcia determined the Purchase Price in the Offer based on current market prices and he believes the Purchase Price would not have been materially different if such an individual had been retained. Mr. Garcia did not view the absence of these procedural safeguards to be material since each stockholder will have the ability to determine whether to receive the offered consideration or remain a stockholder of the Company.

         Based on the foregoing factors, Mr. Garcia believes that the entire transaction, including the consideration to be paid to the unaffiliated stockholders is fair to the unaffiliated stockholders of the Company. Although Mr. Garcia believes that the Purchase Price is a fair price for the Shares, he is not making a recommendation as to whether holders should tender their Shares. Holders of Shares should determine whether to accept the Offer based upon their own assessment of current market value of the Shares, liquidity needs and investment objectives.

         Mr. Garcia also considered the following factors, which he considered to be negative from the perspective of holders of Shares in his consideration of the fairness of the terms of the tender offer:

         - Following the successful completion of the tender offer, the stockholders who accept the tender offer will cease to participate in the future earnings or growth of the Company, if any, or benefit from increases, if any, in the value of the Shares.

         - As a result of the tender by the stockholders of their Shares, the trading volume may decrease. Those stockholders who do not tender their Shares may suffer reduced liquidity and decreased market value, particularly if, at some later date, the Shares are no longer quoted on the Nasdaq National Market, and the Company seeks to terminate the registration of the Shares under the Exchange Act, or either.

         - The price of the Common Stock has fluctuated from a closing high of $8.25 in March 2000 to $2.00 a share in October 2001. Mr. Garcia does not believe that the earlier historical figures are a realistic reflection of share values today. Stockholders tendering Shares will not receive the value for their Shares they would have received had they had sold at a time when the Common Stock price was higher.

         In determining that the tender offer is fair to the stockholders, Mr. Garcia considered the above factors as a whole and did not assign specific or relative weights to them.

         In addition to those factors discussed above, Mr. Garcia considered a number of additional valuation factors but ultimately concluded that those valuation factors were not relevant to the nature of the tender offer.

         The tender offer is not structured to require the approval of at least a majority of unaffiliated stockholders nor the approval of the Board of Directors of the Company.

         Mr. Garcia is not aware of any firm offer made to purchase the Company or a controlling interest in the Company's securities by an unaffiliated person during the past two years.

REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS.

         No report, opinion or appraisal has been or will be obtained with respect to the Offer.

CERTAIN OTHER TRANSACTIONS INVOLVING MR. GARCIA AND THE COMMON STOCK OF THE COMPANY.

         On January 11, 2001, the Company entered into a $35 million senior secured loan facility. As a condition to renewing this facility, the lenders required that Verde Investments, Inc. ("Verde"), an entity wholly owned by Mr. Garcia, invest $7 million in the Company by way of a subordinated loan. The Verde loan was placed in escrow as additional collateral for the $35 million senior secured loan facility. Among other conditions, if the Company had at least $7 million in pre-tax income during the first six months of 2001 and Mr. Garcia (or an affiliate of his) guaranteed the payment of 33% of the senior secured loan, the $7 million in escrow would be released in July of 2001. These conditions were not satisfied. Accordingly, the loan proceeds remain in escrow. The $7 million in escrow is subject to pro rata reductions tied to reductions in the outstanding principal under the $35 million credit facility. See "Section 10 - Certain Transactions with Affiliates" below for a description of other transactions involving Mr. Garcia or one of his affiliates and the Company or its Common Stock.

         As consideration for the Verde loan, among other things, the Company issued 1,500,000 warrants ("Warrants") to purchase Common Stock of the Company to Verde. Accordingly, Mr. Garcia, through his beneficial ownership of Verde, has the right to acquire Warrants to purchase 1,500,000 Shares of Common Stock of the Company. The acquisition of the Common Stock through the exercise of the Warrants may assist Mr. Garcia in acquiring a 90% interest in the outstanding Shares of Common Stock.

         If Mr. Garcia acquires all of the outstanding Shares subject to this Offer he will own 100% of the outstanding Common Stock. If Mr. Garcia acquires less than all of the outstanding Shares subject to this Offer, Mr. Garcia may, as a result of the acquisition of the Shares of Common Stock of the Company underlying the Warrants, once the Warrants are fully exercised, increase his ownership interest of the Shares of Common Stock.

         Information regarding the transaction contained under the heading "Proposal To Be Voted On - Item No. 2 - Issuance of Warrants" as set forth in the Company's definitive proxy statement for its 2001 Annual Meeting of Stockholders is incorporated herein by reference.

         A fairness opinion was obtained by the Company with respect to the issuance of the Warrants to Verde. A copy of the fairness opinion is available for inspection and copying at the principal executive offices of Mr. Garcia during normal business hours by any holder of Common Stock of the Company or their representative who has been so designated in writing.

                                    THE OFFER

SECTION 1.        OFFER TO PURCHASE AND PURCHASE PRICE; EXPIRATION DATE;
                  DETERMINATION OF PURCHASE PRICE.

         Offer to Purchase and Purchase Price. Mr. Garcia will, upon the terms and subject to the conditions of the Offer described below, purchase all of the outstanding Shares that are properly tendered by, and not withdrawn prior to, the Expiration Date at a price equal to $2.51 per Share, net to the seller without any interest.

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

         Expiration Date. The term "Expiration Date" means 5:00 p.m., Mountain Standard Time, on December 27, 2001, unless and until Mr. Garcia extends the period of time for which the Offer is open, in which event "Expiration Date" will mean the latest time and date at which the Offer, as extended by Mr. Garcia, expires. Mr. Garcia may extend the Offer, in Mr. Garcia's sole discretion, by issuing a press release or making some other public announcement of the extension. For a description of how Mr. Garcia may extend or terminate the Offer, see below and Section 13 of this Offer to Purchase.

         Determination of Purchase Price. The Purchase Price represents the price at which Mr. Garcia is willing to purchase Shares. The Purchase Price is less than the book value of the Shares. Your approval is not required and was not sought regarding the determination of the Purchase Price. No special committee of the Company or of the stockholders has approved this Offer and no special committee or independent person has been retained to act on behalf of the Company, the stockholders or Mr. Garcia. Mr. Garcia has not obtained an opinion from an independent third party regarding the fairness of the Purchase Price. See the information contained in this Offer to Purchase under the heading "Special Factors."

Mr. Garcia determined the Purchase Price in his sole discretion based on:

         - The recent market prices of the Common Stock as quoted on the Nasdaq National Market.

         - The recent purchase of 575,100 Shares of Common Stock at a purchase price of $2.51 per Share by Mr. Garcia.

         - The purchase of the Shares will eliminate the exposure of stockholders tendering Shares to any potential future decline in the price of the Shares. Since the stock market peak in March 2000, all major stock indexes, including without limitation, the Standard & Poors 500, the Dow Jones Industrial Average and the Nasdaq National Market, have declined precipitously. The Nasdaq National Market has declined over 60% in this period.

         - The liquidity that would be realized by the stockholders tendering their Shares from the all-cash tender offer.

         - Liquidity of the Shares can be expected to suffer if the Shares are ever delisted from the Nasdaq National Market. Mr. Garcia thus believes that the resulting liquidity from the tender offer will be beneficial to the tendering stockholders.

         In determining the Purchase Price, Mr. Garcia did not estimate or project the liquidation value per Share or consider the book value per Share and did not appraise the value of the Company's assets. See the information contained in this Offer to Purchase under the heading "Special Factors."

         Subject to the applicable regulations of the SEC, Mr. Garcia also reserves the right, in his sole discretion, at any time prior to the Expiration Date, to: (a) terminate the Offer (whether or not any Shares have previously been purchased) if any condition referred to in Section 5 of this Offer to Purchase has not been satisfied or upon the occurrence of any event specified in
Section 5 of this Offer to Purchase; and (b) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the termination, waiver or amendment to Computershare and, other than in the case of any waiver, by making a public announcement thereof. Mr. Garcia acknowledges (a) that Rule 14e-l(c) under the Securities Act requires him to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that Mr. Garcia may not delay purchase of, or payment for, any Shares upon the occurrence of any event specified in Section 5 of this Offer to Purchase without extending the period of time during which the Offer is open.

         The rights Mr. Garcia reserves in the preceding paragraph are in addition to his rights described in Section 5 of this Offer to Purchase. Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement. An announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which he may choose to make any public announcement, subject to applicable law (including Rules 13e-4(e), 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), Mr. Garcia will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

         If Mr. Garcia makes a material change in the terms of the Offer, or if Mr. Garcia waives a material condition to the Offer, Mr. Garcia will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 13e-3(e), 13e-4(e), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, Mr. Garcia decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, Mr. Garcia will extend the Offer at least until the expiration of such period of ten business days.

         Consummation of the Offer is conditioned upon satisfaction of the conditions set forth in Section 5 of this Offer to Purchase. Mr. Garcia reserves the right (but is not obligated), in accordance with applicable rules and regulations of the SEC, to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, Mr. Garcia may elect to (a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer; or (b) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. In the event that Mr. Garcia waives any condition set forth in
Section 5 of this Offer to Purchase, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that Mr. Garcia disseminate information concerning such waiver.

         Mr. Garcia has obtained the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to the holders of the Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

         UNDER NO CIRCUMSTANCES WILL MR. GARCIA PAY INTEREST ON THE PURCHASE PRICE FOR ANY SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         Possible Subsequent Offering Period. Pursuant to Rule 14d-11 under the Exchange Act, Mr. Garcia may, subject to certain conditions, elect to provide a subsequent offering period of up to 20 business days in length following the expiration of the offer on the Expiration Date and acceptance for payment of the Shares tendered in the offer. A subsequent offering period would be an additional period of time, following the expiration of the offer and the purchase of Shares in the offer, during which stockholders may tender Shares not tendered in the offer. A subsequent offering period, if one is provided, is not an extension of the offer, which already will have been completed.

         During a subsequent offering period, you will not have withdrawal rights and Mr. Garcia will promptly purchase and pay for any Shares tendered at the same price paid in the offer. Rule 14d-11 under the Exchange Act provides that Mr. Garcia may provide a subsequent offering period so long as, among other things:

         (i)      the initial 20-business day period of the offer has expired;

         (ii) Mr. Garcia offers the same form and amount of consideration for Shares in the subsequent offering period as in the initial offer;

         (iii) Mr. Garcia immediately accepts and promptly pays for all Shares tendered during the offer prior to its expiration;

         (iv) Mr. Garcia announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., Eastern Standard Time, on the next business day after the expiration date and immediately begins the subsequent offering period; and

         (v) Mr. Garcia immediately accepts and promptly pays for Shares as they are tendered during the subsequent offering period.

         In the event Mr. Garcia elects to provide a subsequent offering period, Mr. Garcia will provide an announcement to that effect by issuing a press release to a national news service on the next business day after the previously scheduled expiration date.

SECTION 2.        PROCEDURES FOR TENDERING SHARES.

         Proper Tender of Shares. For Shares to be tendered properly under the tender offer, (1) the certificates for those Shares (or confirmation of receipt of such Shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an "agent's message" (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., Mountain Standard Time, on the Expiration Date by Computershare at its address set forth in Section 16, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

         Stockholders who hold Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through the brokers or banks and not directly to Computershare.

         Signature Guarantees and Method of Delivery. No signature guarantee is required: (1) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 2 of the Offer to Purchase, shall include any participant in The Depository Trust Company ("DTC"), whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal; or (2) if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 3 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

         Payment for Shares tendered and accepted for payment under the tender offer will be made only after timely receipt by Computershare of certificates for such Shares or a timely confirmation of the book-entry transfer of such Shares into the account of Computershare at the DTC as described above, a properly completed and duly executed Letter of Transmittal, or an agent's message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         Book-Entry Delivery. Computershare will establish an account with respect to the Shares for purposes of the tender offer at DTC within two business days after the date of this document, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the account of Computershare in accordance with DTC's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the account of Computershare at DTC, either (1) a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by Computershare at its address set forth in Section 16 of this Offer to Purchase before the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO COMPUTERSHARE.

         The term "agent's message" means a message transmitted by DTC to, and received by, Computershare, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Mr. Garcia may enforce that agreement against the participant.

         Guaranteed Delivery. If you desire to tender Shares under the tender offer and your share certificates are not immediately available or cannot be delivered to Computershare before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach Computershare before the Expiration Date, you may nevertheless tender your Shares if all of the following conditions are satisfied:

                  (a) the tender is made by or through an eligible guarantor institution;

                  (b) Computershare receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form provided with this document, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

                  (c) the certificates for all tendered Shares, in proper form for transfer, or confirmation of book-entry transfer of your Shares into the account of Computershare at DTC, together with a properly completed and duly executed Letter of Transmittal and any required signature guarantees, or an agent's message, or other documents required by the Letter of Transmittal, are received by Computershare within three Nasdaq National Market trading days after the expiration date of the tender offer.

         The notice of guaranteed delivery may be delivered by hand to the Depositary or mail to the Depositary and must include a guarantee by an eligible institution in the form set forth in such notice of guaranteed delivery.

         Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely book-entry confirmation with respect thereto), (ii) a letter of transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and
(iii) any other required documents. Accordingly, you may be paid at different times depending upon when certificates for Shares or book-entry confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL MR. GARCIA PAY INTEREST ON THE PURCHASE PRICE FOR THE TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

         Appointment. By executing a letter of transmittal as set forth above, you irrevocably appoint Mr. Garcia's designees as your attorneys-in-fact and proxies, in the manner set forth in the letter of transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered by you and accepted for payment by Mr. Garcia and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Mr. Garcia accepts for payment Shares tendered by you as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by you with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). Mr. Garcia's designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Mr. Garcia reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Mr. Garcia's acceptance for payment of such Shares, Mr. Garcia must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

         Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, 30.5% (which rate is scheduled for periodic reduction) of the gross proceeds payable to a stockholder or other payee under the Offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides a taxpayer identification number (employer identification number or social security number) to Computershare and certifies under penalties of perjury that the provided number is correct or otherwise establishes an exemption. If Computershare is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, you should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless you otherwise establish to the satisfaction of Computershare that you are subject to backup withholding. For a discussion of United States federal income tax consequences to tendering stockholders, see Section 11 of this Offer to Purchase.

         Return of Unpurchased Shares. If any tendered Shares are not purchased under the tender offer or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by your certificates are tendered, Mr. Garcia will return certificates for unpurchased Shares as promptly as practicable after the expiration or termination of the tender offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

         Certificates for Shares, together with a properly completed and duly executed Letter of Transmittal or an agent's message, and any other documents required by the Letter of Transmittal, must be delivered to Computershare and not to Mr. Garcia. Any documents delivered to Mr. Garcia will not be forwarded to Computershare and therefore will not be deemed to be properly tendered.

         Stock Options and Warrants. Mr. Garcia is not offering, as part of the tender offer, to purchase any outstanding options or warrants and tenders of warrants or options will not be accepted. Holders of outstanding options or warrants who wish to participate in the tender offer must exercise their warrants or options, as the case may be, and purchase Shares of Common Stock and then tender the Shares pursuant to the tender offer, provided that the exercise of those options or warrants and the tender of Shares is in accordance with the terms of the applicable option or warrant documents. In no event are any options or warrants to be delivered to Computershare in connection with a tender of Shares hereunder. An exercise of an option or warrant cannot be revoked even if Shares received upon the exercise and tendered in the tender offer are not purchased in the tender offer for any reason.

         Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Mr. Garcia, in his sole discretion, and Mr. Garcia's determination will be final and binding on all parties. Mr. Garcia reserves the absolute right to reject any or all tenders of any Shares that Mr. Garcia determines are not in proper form or the acceptance for payment of or payment for which Mr. Garcia determines may be unlawful. Mr. Garcia also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder and his interpretation of the terms of the tender offer will be final and binding on all parties. No tender of Shares will be deemed to have been property made until all defects or irregularities have been cured by the tendering stockholder or waived by Mr. Garcia. Neither Mr. Garcia, Computershare, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

         Tendering Stockholder's Representation and Warranty, Acceptance Constitutes an Agreement. A proper tender of Shares under any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to Mr. Garcia that (1) the stockholder has a net long position in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (2) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or
(y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Mr. Garcia's acceptance for payment of Shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and Mr. Garcia upon the terms and conditions of the Offer.

         Lost or Destroyed Certificates. Stockholders whose certificate for part or all of their Shares have been lost, stolen, misplaced or destroyed may contact Computershare at (303) 986-5400 for instructions as to obtaining a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact Computershare at
(303) 986-5400 immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

         Shares, together with a properly completed and duly executed Letter of Transmittal or an agent's message, and any other documents required by the Letter of Transmittal, must be delivered to Computershare and not to Mr. Garcia. Any documents delivered to Mr. Garcia will not be forwarded to Computershare and therefore will not be deemed to be properly tendered.

         Appraisal Rights. No appraisal rights, or any similar rights, are available to stockholders who tender their Shares in the Offer. Appraisal rights would be available, however, in connection with a subsequent merger that required stockholders to accept cash for their Shares. See "Special Factors - Possible Subsequent Transactions."

SECTION 3.        WITHDRAWAL RIGHTS.

         If you tender Shares in this Offer, you may withdraw your tender at any time before the Expiration Date or the date Mr. Garcia accepts Shares, whichever is later. For a withdrawal to be effective, it must be in writing and received by Computershare via mail or facsimile at the address or facsimile number set forth in the Section 16 of this Offer to Purchase on or before the Expiration Date. Any notice of withdrawal must specify your name and the amount of Shares that you are withdrawing.

         For a withdrawal to be effective, a written or facsimile transmission (confirmed by telephone) notice of withdrawal must be timely received by Computershare at its address set forth on the back cover page of this document. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to Computershare, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to Computershare and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such Shares have been tendered for the account of an eligible guarantor institution.

         If Shares have been tendered under the procedure for book-entry transfer set forth in Section 2 of this Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Mr. Garcia, in his sole discretion, whose determination will be final and binding. Neither Mr. Garcia, Computershare, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures set forth in Section 2 of this Offer to Purchase prior to the Expiration Date. Tenders made pursuant to the Offer which are not otherwise withdrawn in accordance with this Section 3 will be irrevocable.

         If Mr. Garcia extends the tender offer, Mr. Garcia is delayed in this purchase of Shares or if Mr. Garcia is unable to purchase Shares under the tender offer for any reason, then, without prejudice to Mr. Garcia's rights under the tender offer, Computershare may, subject to applicable law, retain tendered Shares on Mr. Garcia's behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 3 of the Offer to Purchase.

SECTION 4.        PURCHASE OF SHARES; PAYMENT OF PURCHASE PRICE.

         Under the terms and conditions of the tender offer, as promptly as practicable following the Expiration Date, Mr. Garcia will accept for payment and pay for, and thereby purchase,

Shares properly tendered and not properly withdrawn before the Expiration Date. For purposes of the tender offer, Mr. Garcia will be deemed to have accepted for payment and therefore purchased Shares that are properly tendered and not properly withdrawn, only when, as and if Mr. Garcia gives oral or written notice to Computershare of the acceptance of the Shares for payment under the tender offer.

         Under the terms and conditions of the Offer, as promptly as practicable after the Expiration Date, Mr. Garcia will accept for payment and pay the Purchase Price of $2.51 net per Share for all Shares of Common Stock that are properly tendered and not properly withdrawn, or if less than all outstanding Shares are properly tendered and not withdrawn, all Shares that are properly tendered and not properly withdrawn.

         Mr. Garcia will pay for Shares purchased under the tender offer by depositing the aggregate Purchase Price for such Shares with Computershare, which will act as agent for tendering stockholders for the purpose of receiving payment from Mr. Garcia and transmitting payment to the tendering stockholders.

         Certificates for any Shares tendered and not purchased will be returned to the tendering stockholder or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, at Mr. Garcia's expense as promptly as practicable after the Expiration Date or termination of the tender offer without expense to the tendering stockholders. Under no circumstances will Mr. Garcia pay interest on the Purchase Price to be paid regardless of any delay in making such payment. In addition, there are other conditions to Mr. Garcia's obligation to purchase Shares under the tender offer. See Section 5 of the Offer to Purchase.

         Mr. Garcia will pay all share transfer taxes, if any, payable on the transfer to Mr. Garcia of Shares purchased under the tender offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the share transfer taxes, or exemption therefrom, is submitted.

         Any tendering stockholder or other payee who fails to complete fully, sign and return to Computershare the substitute form W-9 included with the Letter of Transmittal may be subject to federal backup withholding tax of 30.5% (which rate is scheduled for periodic reduction) of the gross proceeds paid to the stockholder or other payee under the tender offer. See Section 11 of the Offer to Purchase.

SECTION 5.        CERTAIN CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of this Offer to Purchase, Mr. Garcia will not be required to purchase or pay for any Shares tendered and may terminate the Offer as provided in Section 13 of this Offer to Purchase or may postpone the purchase of, or payment for, Shares tendered if any of the following events occur prior to the Expiration Date:

(a) there shall have been instituted or threatened or shall be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, which: (i) challenges the making of the Offer or the acquisition by Mr. Garcia of Shares pursuant to the Offer or otherwise directly or indirectly relates to the Offer; or (ii) in Mr. Garcia's reasonable judgment (determined within five business days prior to the Expiration Date), could materially affect the business, condition (financial or other), income, operations or prospects of the Company, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or Mr. Garcia, or materially impair the Offer's contemplated benefits to the Company or Mr. Garcia;

(b) there shall have been any action threatened or taken, or approval withheld, or any statute, rule or regulation proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Mr. Garcia, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly:

                  (i) delay or restrict the ability of Mr. Garcia, or render Mr. Garcia unable, to accept for payment or pay for some or all of the Shares;

                  (ii) materially affect the business, condition (financial or other), income, operations, or prospects of the Company, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or Mr. Garcia

(c) there shall have occurred:

                  (i) the declaration of any banking moratorium or suspension of payment in respect of banks in the United States;

                  (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

                  (iii) the commencement of war, armed hostilities or any other national or international crises, including terrorist acts, directly or indirectly involving the United States;

                  (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event which, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

                  (v) (A) any significant change, in Mr. Garcia's reasonable judgment, in the general level of market prices of equity securities or securities convertible into or exchangeable for equity securities in the United States or abroad, or (B) any change in the general political, market, economic, or financial conditions in the United States or abroad that (1) could have a material adverse effect on the business condition (financial or other), income, operations or prospects of the Company, or (2) in Mr. Garcia's reasonable judgment, makes it inadvisable to proceed with the Offer; or

                  (vi) in the case of the foregoing existing at the time of the commencement of the Offer, in Mr. Garcia's reasonable judgment, a material acceleration or worsening thereof;

(d) any change shall occur or be threatened in the business, condition (financial or otherwise), or operations of the Company or Mr. Garcia, that, in Mr. Garcia's reasonable judgment, is or may be material to the Company;

(e) a tender or exchange offer for any or all of the Shares of the Company, or any merger, business combination or other similar transaction with or involving the Company, shall have been proposed, announced or made by any person; or

(f) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons, if any, who have filed with the Commission on or before November 19, 2001 a Schedule 13G or a Schedule 13D with respect to any of the Shares) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares; or

                  (ii) such entity, group, or person that has publicly disclosed any such beneficial ownership of more than 5% of the Shares prior to such date shall have acquired, or proposed to acquire, beneficial ownership of additional Shares constituting more than 1% of the outstanding Shares or shall have been granted any option or right to acquire beneficial ownership of more than 1% of the outstanding Shares; or

                  (iii) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the Company or its assets;

which, in Mr. Garcia's reasonable judgment, in any such case and regardless of the circumstances (including any action by Mr. Garcia) giving rise to such event, makes it inadvisable to proceed with the Offer or with such purchase or payment. The conditions described above are for Mr. Garcia's sole benefit and may be asserted by Mr. Garcia on his behalf regardless of the circumstances giving rise to any such condition (including any action or inaction by Mr. Garcia) or may be waived by Mr. Garcia in whole or in part. Mr. Garcia's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time before the Expiration Date. Any determination by Mr. Garcia concerning the events described in this Section 5 shall be final and binding on all parties. As of the date hereof, Mr. Garcia believes that neither paragraph (a) nor paragraph (b) of this Section 5 will prohibit the consummation of the Offer.

SECTION 6.        IDENTITY AND BACKGROUND OF OFFEROR.

         Name and Address. This Offer to Purchase is being delivered by Ernest
C. Garcia II, a citizen of the United States of America. Mr. Garcia's business address is 2575 E. Camelback Road, Suite 700, Phoenix, Arizona 85016. Mr. Garcia's business telephone number is (602) 778-5000. Mr. Garcia currently beneficially owns approximately 61.0% of the issued and outstanding Common Stock of the Company and is Chairman of the Board of Directors of the

Company. In light of Mr. Garcia's current ownership of Common Stock of the Company and his position as Chairman of the Company's Board of Directors, Mr. Garcia may be deemed to be an "affiliate" of the Company, as such term is defined in Rule 13e-3(a)(1) under the Exchange Act.

         Business and Background. The principal business address of the Company is 4020 East Indian School Road, Phoenix, Arizona 85018. During the past five years, Mr. Garcia has served as the Chairman of the Board of Directors of the Company. In addition, from 1992 to July 1999, Mr. Garcia served as Chief Executive Officer of the Company. Also, during the past five years, Mr. Garcia has served as the sole director and President of Verde, which is wholly owned by Mr. Garcia and his wife. Verde is an Arizona corporation engaged in commercial real estate investments. Since November 1998, Mr. Garcia has served as the Managing Director of Verde Reinsurance Company, Ltd. ("Verde Reinsurance") a Nevis Island corporation and U.S. taxpayer wholly owned by Mr. Garcia and his wife, which is engaged in property and casualty reinsurance. During the past year, Mr. Garcia has served as the sole director and President of Cygnet Capital Corporation ("Cygnet"), an Arizona corporation wholly owned by Mr. Garcia and his wife, which is engaged in commercial lending. The principal business address of Verde, Verde Reinsurance and Cygnet is 2575 E. Camelback Road, Suite 700, Phoenix, Arizona 85016. Mr. Garcia has not during the last five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the last five years, Mr. Garcia has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which has or would make him subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws. Mr. Garcia is a citizen of the United States.

SECTION 7.        EFFECTS OF THE OFFER.

         In addition to the effects of the Offer on stockholders who tender their Shares and stockholders who do not tender their Shares as set forth in the "Special Factors" of this Offer to Purchase, the Offer will affect the Company in other respects.

         Upon completion of the Offer, Mr. Garcia may consider purchasing any Shares not purchased in the Offer. Any such purchases may be on the same terms as the terms of this Offer or on terms which are more favorable or less favorable to you than the terms of this Offer. Rule 13e-4 promulgated under the Exchange Act prohibits Mr. Garcia from purchasing any Shares, other than pursuant to the Offer, until at least 10 business days after the Expiration Date. Any possible future purchases by Mr. Garcia will depend on many factors, including but not limited to, the market price of Shares, tax considerations, the results of the Offer, the Company's business and financial condition and general economic market conditions.

         If Mr. Garcia acquires more than 90% of the outstanding Shares of Common Stock, he may acquire the remaining outstanding Shares through a merger. If Mr. Garcia commences such a transaction within six months of the completion of this Offer, the consideration Mr. Garcia would offer would not be less than $2.51, the amount offered in this Offer.

         After the consummation of the tender offer, the stockholders tendering their Shares will not have the opportunity to participate in the Company's earnings and growth, if any, and will not have any right to vote on corporate matters. Conversely, after the consummation of the tender offer, the stockholders tendering their Shares will not face the risk of losses generated by the Company's operations or any decrease in the Company's value.

         There can be no assurance that a significant trading market will exist for the Shares following consummation of the Offer. The extent of the public market for the Shares following a consummation of the Offer will depend on the number of holders that remain at such time, the interest in maintaining a market in the Shares on the part of securities firms and other factors. An issue of security with a smaller float may trade at lower prices than would a comparable issue of securities with a greater float. Accordingly, the market price for Shares that are not tendered in the Offer may be adversely affected to the extent that the amount of Shares purchased pursuant to the Offer reduces the float. The reduced float also may have the effect of causing the trading prices of the Shares that are not tendered or purchased to be more volatile.

         Stockholders should consider the following before making any decision regarding the tender of their Shares.

         If you are contemplating tendering all or any portion of your Shares, you should consider the following factors before making a final decision:

         - The Purchase Price is less than the book value of the Shares. As of December 31, 2000 and December 31, 1999, the book value of each Share was approximately $11.40 and $10.81, respectively. The Purchase Price is less than relatively recent trading prices and historic trading prices, and may not reflect the Company's going concern value.

         - The Purchase Price per Share in this Offer was determined by Mr. Garcia, in Mr. Garcia's sole discretion, based on recent purchases of Shares in open market transactions and recent market prices of the Common Stock. The purchase price per Share in any open market transactions and the Purchase Price in this Offer may not reflect the value of the Shares. If you were to hold your Shares until termination or liquidation of the Company, you might receive greater or lesser value than the Purchase Price for your Shares.

         - Certain tax consequences will result. If you sell Shares in this Offer, you generally will recognize a gain or loss on the sale of your Shares for federal and most state income tax purposes. The amount of gain or loss realized will be, in general, the excess of the amount you realize from selling your Shares minus the adjusted tax basis in the Shares you sell. The amount that you realize from the sale of your Shares will be the Purchase Price. When you sell Shares which you have held for more than twelve months, the sale will typically result in long-term capital gain or loss. Due to the complexity of tax issues, you are advised to consult your tax advisors with respect to your individual tax situation before selling your Shares in the Offer. See Section 11 of this Offer to Purchase.

            - You will not receive any benefit associated with the ownership of the Shares that you tender, including returns on your investment or participation in the economic success of the Company, if any.

            - Mr. Garcia makes no recommendation regarding whether you should tender or retain your Shares. You should make your own decisions regarding whether to tender your Shares based upon your own individual situation.

        If you are contemplating not tendering all or any portion of your Shares, you should consider the following before making a final determination:

            - The market for the Shares may disappear, which may prevent you from being able to liquidate your investment or receive fair value. Although the Shares are transferable and have been traded on the Nasdaq National Market, a liquid market may not exist after the Expiration Date.

            - If the Company were to be liquidated, dissolved or merged out of existence, the proceeds that you would receive may be greater or less than the Purchase Price.

            - In addition, following completion of the Offer and subject to timing restrictions under federal law, Mr. Garcia may consider offering to purchase any shares not purchased in the Offer, which purchases could be on the same terms or on terms more or less favorable than the terms of the Offer. Mr. Garcia may also consider an extraordinary corporate transaction, such as a merger or reorganization involving the Company, that would result in Mr. Garcia holding all of the common stock of the Company. If Mr. Garcia acquires more than 90% of the outstanding shares of common stock, he may acquire the remaining outstanding shares unilaterally, and without the approval of the Company's board of directors or remaining stockholders, through a "short form" merger. If Mr. Garcia commences such a merger within six months of the completion of the offer, the consideration Mr. Garcia would offer would not be less than $2.51, the amount offered in the offer. See "SPECIAL FACTORS."

            - The Company has not made any distributions in the past. There can be no assurance that the Company will ever make distributions.

            - There can be no assurance that the Company will be able to fund its future needs or contingencies, which may have a material adverse effect on the Company's business or financial condition.

            - Any remaining Shares may not be marginable, determining on certain then existing factors.

            - The percentage of Shares held by Mr. Garcia will increase. As of November 14, 2001, Mr. Garcia owned 7,482,200 Shares (including the right to acquire 40,000 Shares under presently exercisable stock options) or 61.0% of the outstanding Common Stock of the Company. Mr. Garcia has been advised that the management and other directors of the Company intend to tender Shares pursuant to the Offer. The Company's recent pubic filings indicate that the directors and officers of the Company (including Mr. Garcia) hold approximately 62% of the outstanding Shares. Assuming Mr. Garcia acquires all of the outstanding Shares of Common Stock, Mr. Garcia will own, after the Offer, a total of 12,274,000 Shares, representing all of the Company's outstanding Common Stock, an increase of 39.2% of the outstanding Common Stock. Thus, Mr. Garcia will have a significantly greater, if not absolute, influence on certain matters voted on by stockholders, including the election of directors of the Company and the approval of any merger, reorganization or other business combination transaction submitted to a vote of the Company's stockholders.

            - If after consummation, Mr. Garcia owns at least 90% of the shares then outstanding, Mr. Garcia will be able to cause a merger to occur pursuant to the "short-form" merger provisions of the DGCL, without a vote of the Company's stockholders. However, if Mr. Garcia owns less than 90% of the shares then outstanding after consummation of the Offer, a vote of the Company's stockholders would be required under the DGCL to effect a merger.

            - Mr. Garcia is not aware of any plan to liquidate the Company. Mr. Garcia is not aware of any and does not have any plan to sell the Company's assets and to distribute the proceeds to the stockholders. Mr. Garcia does not contemplate making distributions to the stockholders. Therefore, stockholders who do not tender their Shares may not be able to realize any return on or any distribution relating to their investment in the Company in the foreseeable future.

      For a discussion of the risks associated with the Company, refer to the "Risk Factors" set forth in the Company's Proxy Statement for its 2001 Annual meeting of Stockholders filed with the SEC on October 26, 2001.

SECTION 8.  SOURCE AND AMOUNT OF FUNDS.

      The total anticipated amount of funds required to complete this Offer (assuming all outstanding Shares are acquired) is approximately $12,230,000, which includes approximately $12,160,000 to purchase all outstanding Shares plus approximately $70,000 for expenses related to administering the Offer. Mr. Garcia expects to fund these payments with the proceeds of a loan from Bank One Arizona, N.A., described below, or Mr. Garcia's available cash.

      On October 9, 2001, Mr. Garcia and Verde obtained a $10 million financing commitment from Bank One Arizona, N.A. The loan proceeds may be used to acquire Common Stock of the Company. The loan consists of a $2 million line of credit and an $8 million term loan facility. The line of credit facility is available for a period of two years. The interest rate is Libor plus 1.50%. All amounts drawn under the line of credit facility plus accrued interest must be repaid within two years.

      The term loan is for a term of five years. The term loan will be advanced over a one-year period. The term loan accrues interest at a variable rate of prime plus 1.0% and requires monthly payments of principal and interest sufficient to fully amortize the loan during the five year term. The line of credit and term loan will be secured by all of the Shares of Common Stock of the Company held, or hereafter acquired, by Mr. Garcia and/or Verde, certain real estate owned by Verde and certain other marketable secures owned by Verde. A copy of the loan agreement is incorporated herein by reference.

      Mr. Garcia and Verde currently plan to repay the loan amounts from current operating income of Verde.

      The following is an estimate of various expenses associated with the
Offer:

      Filing            $ 10,000
      Accounting        $     -0-
      Legal             $ 40,000
      Printing          $ 20,000


      The Company is not responsible for payment of the expenses listed above.

SECTION 9.  CERTAIN INFORMATION ABOUT THE COMPANY.

      The principal offices of the Company are located at 4020 East Indian School Road, Phoenix, Arizona 85018. The Company's telephone number is (602) 852-6600.

      Based on the Company's latest filing with the SEC on Form 10-Q for the quarter ended September 30, 2001, the Company had 12,274,000 Shares of Common Stock, $.001 par value per share, issued and outstanding.

      The Common Stock is traded on the Nasdaq National Market under the symbol "UGLY". The high and low closing sales prices of the Common Stock, as reported by Nasdaq, for each quarter during the last two years are as follows:


                               COMMON STOCK PRICE

                                                         MARKET PRICE
                                                         ------------
                                                      HIGH              LOW
                                                      ----              ---
FISCAL YEAR 1999:
Fourth Quarter............................          $ 8.88            $ 6.81
FISCAL YEAR 2000:
First Quarter.............................          $ 8.50            $ 6.69
Second Quarter............................          $ 8.13            $ 6.84
Third Quarter.............................          $ 7.50            $ 5.81
Fourth Quarter............................          $ 5.88            $ 3.94
FISCAL YEAR 2001:
First Quarter.............................          $ 4.81            $ 3.38
Second Quarter............................          $ 4.90            $ 3.19
Third Quarter.............................          $ 4.50            $ 2.70

      The Company has not paid any dividends in respect of its Common Stock during the last two years.

      The Company's financial information is incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000, which was filed with the Commission on April 17, 2001, and the Company's most recent Quarterly Report on Form 10-Q for the period ended September 30, 2001, which was filed with the Commission on November 14, 2001, both reports being filed under Commission No. 000-20841.

      According to the Company, the ratio of earnings to fixed charges as of December 31, 1999, and December 31, 2000, was 3.14 and 2.89, respectively. The ratio of earnings to fixed charges as of June 30, 2000, and June 30, 2001, was
5.02 and 2.16, respectively. According to the Company, the book value per share of the Common Stock as of September 30, 2001, was $12.35.

      For more summary financial information about the Company, see Appendix
A of this Offer to Purchase. Mr. Garcia does not believe that the financial statements of Mr. Garcia are material because the Offer (1) is for cash, (2) is not subject to any financing condition, and (3) is for all of the outstanding Shares of the Common Stock of the Company not owned by Mr. Garcia.

SECTION 10. CERTAIN TRANSACTIONS WITH AFFILIATES.

      Transactions. In December 1999, Cygnet Capital Corporation, an entity formed by Mr. Garcia, purchased from the Company, Cygnet Dealer Finance, Inc. and its subsidiaries for an amount equal to the net book value of Cygnet Dealer Finance, Inc., approximately $38 million. The purchase price was paid through the assumption by Cygnet Capital Corporation of $8 million of outstanding debt owed by the Company to Verde, a $12 million, ten-year promissory note from Cygnet Capital Corporation to the Company that is guaranteed by Verde, and the remainder in cash.

      The Company also received warrants to acquire up to 50% of Cygnet Capital Corporation for $1.00, exercisable beginning two years from close through five years after the note is paid in full. The warrants would be forfeited in the event that the $12 million note is repaid in full within one year. The percentage of Cygnet Capital Corporation purchasable under the warrants would be reduced to 25% if the note were reduced to $4 million within two years and to 10% if the warrants were paid in full within two years. As of the date hereof, the full $12 million note is still outstanding.

      Significant Corporate Events.

      (A) In December 1999, Verde purchased from an unrelated third party, 17 properties leased to and occupied by the Company for approximately $24.6 million. Verde holds these properties and continues to lease the properties to the Company. The leases contain annual increases in monthly rent in accordance with increases in the Consumer Price Index. In November 2000, Verde purchased a certain property located in Phoenix, Arizona for approximately $2.25 million, and simultaneously leased the property to the Company pursuant, to among other terms, the following: 20 year term which expires

      December 31, 2020; rent payable monthly with 5% annual rent adjustments; triple net lease; and four five-year options to renew. The Company renovated the property and now occupies the property as the Company's headquarters. The total amount paid to Verde under these leases in 2000 was $3,271,089. Although the Company originally had the right to repurchase these properties from Verde at its cost, the Company relinquished this right as part of the consideration for the $7 million loan described below.

      (B) In April 2000, Mr. Garcia and Verde Reinsurance participated in an exchange offer conducted by the Company wherein Mr. Garcia and his affiliates exchanged approximately 300,000 Shares of Common Stock of the Company for approximately $3.3 million of 11% subordinated debt issued by the Company due April 2007.

      (C) In October 2000, Mr. Garcia made a proposal to the Board of Directors of the Company to merge the Company with a to-be-formed entity beneficially owned by Mr. Garcia. As part of the proposed merger, each stockholder other than Mr. Garcia would have received $2.50 in cash and $6.00 in subordinated debt. The proposal also included an option for Gregory B. Sullivan to acquire a 20% equity interest in the to-be-formed entity.

      (D) As described above, in January 2001, Verde made a $7 million loan to the Company pursuant to, among other terms, the following: a loan maturity of December 31, 2003; interest at LIBOR plus 600 basis points; issuance of 1,500,000 warrants subject to certain conditions and a vesting schedule; secured by a second lien position on the Company's residual interests in our securitizations; grant of options to purchase certain of the Company's real estate; and the release of the Company's options to buy real estate leased to the Company by Verde.

      (E) In April 2001, Mr. Garcia made a proposal to the Board of Directors of the Company to merge the Company with a to-be-formed entity beneficially owned by Mr. Garcia. As part of the proposed merger, each stockholder would have received $2.00 and $5.00 in subordinated debt. The subordinated debt was proposed to have a 10 year term, interest payable at 10% and interest only payments semi-annually until maturity. The proposal also included an option for Gregory B. Sullivan to acquire a 20% equity interest in the to-be-formed entity.

      Negotiations or Contacts.

      (1) With respect to the transaction discussed in (A) above, an unaffiliated third party contacted Mr. Garcia regarding the sale of certain properties. Mr. Garcia informed the Company regarding the opportunity to purchase such properties. The Board of Directors of the Company decided not to purchase the properties for various reasons, including the lack of available funds. Mr. Garcia then had discussions with the Company regarding the purchase of the properties by an entity he beneficially owned. Mr. Garcia received the approval of the Board of Directors of the Company to purchase the properties, subject to the condition that Mr. Garcia give the Company the option to purchase such properties at the purchase price that Mr. Garcia paid. Mr. Garcia abstained from the vote by the Board of Directors of the Company regarding the approval of this transaction.

      (2) With respect to the transaction discussed in (B) above, the Company offered the stockholders of the Company subordinated debt in exchange for a certain number of Shares of Common Stock. Mr. Garcia made a commitment to the Company to exchange a minimum number of his Shares for the subordinated debt issued by the Company. Mr. Garcia and Verde Reinsurance participated in the exchange offer by completing certain materials that were delivered to them in connection with the exchange offer and surrendering their respective certificates.

      (3) With respect to the proposed transaction discussed in (C) above, Mr. Garcia approached the officers and directors of the Company regarding the possibility of a merger with a to-be-formed entity owned by Mr. Garcia. On October 3, 2000, Mr. Garcia made a proposal to the Board of Directors of the Company to acquire all of the outstanding Shares of Common Stock not already beneficially owned by him. After discussions with the Board of Directors of the Company and the Special Transaction Committee of the Board of Directors, Mr. Garcia withdrew the proposal as he did not believe that the offer, as proposed, would have been approved at such time by the Special Transaction Committee of the Board of Directors of the Company.

      (4) With respect to the transaction discussed in (D) above, the Company's lender conditioned the $35 million loan on Mr. Garcia, or an entity owned by him, providing a $7 million loan to the Company. The lender required the Company to keep the $7 million loan in escrow, pending compliance with certain Company performance objectives and amortization of the loan, and required Mr. Garcia to guaranty 33% of the loan if the $7 million loan were released from escrow. On January 8, 2001, a special transaction committee of the Board of Directors of the Company met to approve the $35 million loan and the $7 million loan. At the meeting, Mr. Garcia and the special committee negotiated and agreed that the Warrants would not be issued without a fairness opinion and that if a fairness opinion could not be obtained that Mr. Garcia and the committee would negotiate in good faith revisions to the terms of the $7 million loan and/or warrants to the extent required to obtain the fairness opinion. See "Special Factors" in this Offer to Purchase. The committee then recommended approval to the Board and the Board then approved of the $35 million loan and the $7 million loan.

      (5) With respect to the proposed transaction discussed in (E) above, Mr. Garcia approached the officers and directors of the Company regarding the possibility of a modified acquisition proposal of the Company by Mr. Garcia, or an entity beneficially owned by Mr. Garcia. Mr. Garcia submitted a written merger proposal to the Board of Directors of the Company on or about April 16, 2001. Thereafter, the Board of Directors of the Company appointed a Special Transaction Committee (the "STC") comprised of independent members of the board to consider and evaluate the proposal. The STC retained an investment banker and its own counsel. The STC made attempts to receive alternative offers and did not receive any serious offers. During the negotiations, the STC and Mr. Garcia negotiated various terms of the offer including the purchase price per share. As a result of the negotiations, Mr. Garcia proposed an increased merger consideration of $7.50 per share, comprised of $2.00 cash and $5.50 in principal amount of subordinated debentures maturing in 10 years. The proposed modification also provided for Mr. Sullivan to acquire a 10% ownership interest in Mr. Garcia's to-be-formed entity before the effective time of the merger (rather than an option to acquire a 20% interest after the merger), such that, after giving effect to the merger, Mr. Garcia and Mr. Sullivan would be the only stockholders of Ugly Duckling. In addition, the terms of the notes were modified to provide for a sinking fund provision. A legal proceeding was commenced in connection with Mr. Garcia's proposed merger transaction by certain stockholders. The general claim is a breach of the duties of the directors of the Company. The claims arise out of related party transactions with Mr. Garcia. The negotiations with the complaining stockholder's counsel involved proposals for changes in the terms of the merger consideration offered by Mr. Garcia. The negotiations involved changes in the terms of the bonds that would be issued to the stockholders in connection with the merger. No agreement was ever reached with the counsel on such terms. After the terrorist attacks occurring on September 11, 2001, Mr. Garcia withdrew his merger proposal citing such events and the resulting uncertainty of the economy.

      Agreements Involving the Subject Company's Securities.

      Mr. Garcia, or an entity beneficially owned by him, has entered into the following agreements that involve the Company's securities. These agreements are incorporated by reference herein.

      (1) Stock Purchase Agreement, dated January 9, 2001, by and among Harris Associates, L.P., Ernest C. Garcia, II and Cygnet Capital Corporation.

      (2) Stock Purchase Agreement, dated January 9, 2001, by and among Harris Associates, L.P., Ernest C. Garcia, II and Cygnet Capital Corporation.

      (3) Loan Agreement, dated January 11, 2001, by and between Ugly Duckling Corporation and Verde Investments, Inc.

      (4) Form of Warrant Agreement, dated July 25, 2001, by and between Ugly Duckling Corporation and Verde Investments, Inc.

      (5) Stock Pledge Agreement, dated November 28, 2000, by and among Ernest C. Garcia, II, Joanne E. Garcia, Arbco Associates, L.P. and Kayne Anderson Capital Income Partners, L.P.

      (6) Non-Qualified Stock Option Agreement, dated March 2, 1999, between Ernest C. Garcia, II and Ugly Duckling Corporation.

      (7) Letter Agreement, dated March 15, 2001, by and among Cygnet Capital Corporation, Arbco Associates, L.P. and Kayne Anderson Non-Traditional Investments, L.P.

      (8)   Stock Pledge Agreement, dated March 15, 2001, by and among Ernest
            C. Garcia, II, Elizabeth Joanne Garcia, Arbco Associates, L.P. and Kayne Anderson Non-Traditional Investments, L.P.

      (9) Business Loan Agreement, dated October 9, 2001, by and among Ernest C. Garcia II, Elizabeth Joanne Garcia, Verde Investments, Inc. and Bank One, Arizona, N.A.

SECTION 11. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

      Certain Federal Income Tax Consequences of the Offer. The following is a summary of certain United States federal income tax consequences of the Offer to holders whose Shares are purchased pursuant to the Offer. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, holders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, holders who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, holders of restricted Shares received as compensation, or holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address any aspect of state, local or foreign taxation or estate and gift taxation.

      The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Offer, including the application and effect of state, local and other tax laws. The following summary assumes that (i) the Company is not a "collapsible corporation" within the meaning of Section 341(b)(1) of the Code, and (ii) the Shares do not constitute "qualified small business stock" within the meaning of
Section 1202(c) of the Code.

      The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. As a taxable transaction, for United States federal income tax purposes, a holder of Shares generally will recognize gain or loss equal to the difference between the amount of cash received therefor and the holder's adjusted tax basis in the Shares sold pursuant to the Offer. Gain or loss generally is determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. If the Shares exchanged constitute capital assets in the hands of the holder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the holding period for the Shares exceeds one year. If the holding period for the Shares is one year or less, capital gains recognized by an individual will be treated as short term capital gains, and will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of capital losses to offset other items of income or gain.

      Backup Withholding. Payments in connection with the Offer may be subject to "backup withholding" at a 30.5% rate if payments are received in 2001 or a 30% rate if payments are received in 2002. Back-up withholding generally applies if a holder (i) fails to furnish its social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN,

(iii) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the holder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign holders if such foreign holders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each holder should consult such holder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption. All holders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Mr. Garcia and Computershare). Foreign holders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that holder's exempt status (such forms can be obtained from Computershare), in order to avoid backup withholding.

EACH HOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE EFFECTS OF APPLICABLE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

SECTION 12. TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

      Neither Mr. Garcia, nor any entity beneficially owned by Mr. Garcia, has made any underwritten public offering of the Common Stock for cash during the past three years.

      During the last two years, Mr. Garcia, or an entity beneficially owned by Mr. Garcia, has made the following purchases of Shares of the Company's Common
Stock:

ERNEST C. GARCIA II:

           Purchase             Number of Shares         Purchase Price
             Date                  Purchased                Per Share
           ---------            ----------------        ----------------
            11/1/01                 360,000                  $ 2.51
            11/8/01                 215,100                  $ 2.51

VERDE INVESTMENTS, INC.:

           Purchase             Number of Shares         Purchase Price
             Date                  Purchased                Per Share
           ---------            ----------------        ----------------
           11/13/00                 360,000                  $ 5.50
           11/14/00                  58,000                  $ 5.50
           11/14/00                  85,500                  $ 5.38

VERDE REINSURANCE CO. LTD.:

           Purchase             Number of Shares         Purchase Price
             Date                  Purchased                Per Share
           ---------            ----------------        ----------------
            11/15/00                 18,800                  $ 5.50


CYGNET CAPITAL CORPORATION:

           Purchase             Number of Shares         Purchase Price
             Date                  Purchased                Per Share
           ---------            ----------------        ----------------
            2/28/01                 344,800                  $ 3.375
             3/5/01               1,500,000                  $ 4.174697

      The average purchase price for all of the foregoing transactions effected during the quarter ended December 31, 2000 was $5.48. The average purchase price for all of the foregoing transactions effected during the quarter ended March 31, 2001 is $4.03. The average purchase price for all of the foregoing transactions effected to date during the quarter ending December 31, 2001 is $2.51.

      In May 2001, Cygnet Capital Corporation, Verde Reinsurance Co. Ltd. and Verde transferred all of the Shares of Common Stock respectively held by each entity to Mr. Garcia. As of November 14, 2001, Mr. Garcia beneficially owns an aggregate of 7,482,100 Shares of Common Stock of the Company, which includes 40,000 Shares that Mr. Garcia has the right to acquire under presently exercisable stock options.

      Mr. Garcia has not effected any transactions in the Shares during the sixty business days prior to the date hereof except as follows:

      - On November 1, 2001, Mr. Garcia acquired 360,000 Shares of Common Stock at $2.51 per Share in an open market transaction.

      - On November 8, 2001, Mr. Garcia acquired 215,100 Shares of Common Stock at $2.51 per Share in an open market transaction.

      The following table sets forth the holdings of Common Stock of the Company, as of November 14, 2001, of Mr. Garcia:

           Name                  Number of Shares      Percentage of Outstanding
           ----                  ----------------      -------------------------
    Ernest C. Garcia II           8,982,2004 (5)(6)         65.2%


SECTION 13. EXTENSIONS OF TENDER PERIOD; TERMINATIONS; AMENDMENTS.

      Mr. Garcia has the right, in his sole discretion, at any time and from time to time on or before the Expiration Date, to extend the period of time during which the Offer is open by giving Computershare oral or written notice of the extension and making a public announcement of such extension. If there is any extension or amendment, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer and may be purchased by Mr. Garcia, except to the extent that such Shares may be withdrawn as set forth in Section 3 of this Offer to Purchase.

      If Mr. Garcia decides, in his sole discretion, to decrease the amount of Shares being sought and, at the time that the notice of such decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire within ten business days of the notice the Offer will be extended, so that it is open for at least ten business days from the date of the notice.

      Mr. Garcia has the right, in his sole discretion: (i) to postpone the Offer and not to purchase or pay for any Shares not previously purchased or paid for upon the occurrence of any of the conditions specified in Section 5 of this Offer to Purchase by giving you written notice of the termination and making a public announcement of the termination; or (ii) at any time and from time to time before the Expiration Date, to amend the Offer in any respect by giving Computershare oral or written notice of the amendment, termination or postponement and making a public announcement of such termination or postponement. Mr. Garcia's reservation of the right to delay payment for Shares which Mr. Garcia accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that Mr. Garcia must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer.

      All extensions, delays in payment or amendments will be followed by public announcements, which in the case of an extension will be issued no later than 9:00 a.m. Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Mr. Garcia may choose to make any public announcement, except as provided by applicable law, including Rule 13e-4(e)(2) under the Exchange Act, Mr. Garcia has no obligation to publish, advertise or otherwise communicate any public announcement, other than by issuing a release to the Dow Jones News Service. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Mountain Standard Time.

-----------------

(5) Includes 40,000 shares that Mr. Garcia has the right to acquire under presently exercisable stock top options.

(6) Includes 1,500,000 shares underlying Warrants that Mr. Garcia has a right to receive pending approval of the stockholders of the Company.

SECTION 14. FEES AND EXPENSES.

      Except as described below, Mr. Garcia will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than Computershare or the Information Agent). Mr. Garcia, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred in forwarding the Offer to their customers.

      Mr. Garcia has retained Computershare to act as the depositary in connection with the tender offer. In addition, Mr. Garcia retained Morrow & Co., Inc. to act as Information Agent in connection with the tender offer. The Information Agent may contact holders of the Shares by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and Computershare each will receive reasonable and customary compensation for its services, will be reimbursed by Mr. Garcia for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

      Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to Computershare.

      No broker, dealer, commercial bank or trust company has been authorized to act as Mr. Garcia's agent, or the agent of Computershare or the Information Agent, for purposes of the tender offer. Mr. Garcia will pay or cause to be paid all share transfer taxes, if any, on our purchase of Shares except as otherwise provided in this Offer to Purchase.

SECTION 15. CERTAIN LEGAL MATTERS.

      General. Except as set forth in this Section 15, Mr. Garcia is not aware of any approval or other action by any federal, state or foreign governmental, administrative or regulatory agency, that would be required or desirable for our acquisition or ownership of Shares as contemplated herein. Should any such approval or other action be required or desirable, Mr. Garcia currently contemplates that such approval or other action will be sought. While Mr. Garcia does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the business of the Company or Mr. Garcia, or that certain parts of the business of the Company or Mr. Garcia might not have to be disposed of or other substantial conditions complied with if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Mr. Garcia could decline to accept for payment or pay for any Shares tendered pursuant to the offer. See Section 5 of this Offer to Purchase.

      Mr. Garcia has not attempted to comply with any state takeover statute or regulation in connection with the Offer. Mr. Garcia reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Mr. Garcia might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Mr. Garcia may not be obligated to accept for payment or pay for any Shares tendered. See
Section 5.

      At any time before or after Mr. Garcia's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares acquired by Mr. Garcia or the divestiture of substantial assets of the Company or any of its subsidiaries or Mr. Garcia or his affiliates. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

Shareholder Actions. On March 20, 2001, a shareholder derivative complaint was filed, purportedly on behalf of the Company, in the Court of Chancery for the State of Delaware in New Castle County, captioned Berger v. Garcia, et al., No. 18746NC. The complaint alleges that the Company's current directors breached fiduciary duties owed to us in connection with certain transactions between the Company and Mr. Garcia and various entities controlled by Mr. Garcia. The complaint was amended on April 17, 2001 to add a second cause of action, on behalf of all persons who own Common Stock and their successors in interest. The amended complaint alleges that the Company's current directors breached fiduciary duties in connection with the proposed acquisition by Mr. Garcia of all of the outstanding Common Stock not owned by him. The original cause of action seeks to void all transactions deemed to have been approved in breach of fiduciary duty and recovery by the Company of alleged compensatory damages sustained as a result of the transactions. The second cause of action seeks to enjoin the Company from proceeding with certain transactions with Mr. Garcia, or, in the alternative, award compensatory damages to the class.

      Following Mr. Garcia's offer in April 2001 to purchase all of the outstanding Common Stock not beneficially owned by him, five additional and separate purported shareholder class action complaints were filed between April 17 and April 25, 2001 in the Court of Chancery for the State of Delaware in New Castle County. They are captioned Turberg v. Ugly Duckling Corp., et al., No. 18828NC, Brecher v. Ugly Duckling Corp., et al., No. 18829NC, Suprina v. Ugly Duckling Corporation, et al., No. 18830NC, Benton v. Ugly Duckling Corp., et al., No. 18838NC, and Don Hankey Living Trust v. Ugly Duckling Corporation, et al., No. 18843NC. Each complaint alleges that the Company, and the Company's directors, breached fiduciary duties in connection with the transactions entered into, or proposed by Mr. Garcia relating to his acquisition of all of the outstanding Common Stock not beneficially owned by him. The complaints seek to recover compensatory damages caused by the proposed transaction by Mr. Garcia and the alleged breach of fiduciary duties. All of these cases were consolidated in June 2001. On November 16, 2001, the consolidated complaint was amended to address the intended

Offer, and includes the Offer as another transaction under the previously specified causes of action.

SECTION 16. ADDRESS; MISCELLANEOUS.

      Address. All executed copies of the Letter of Transmittal, Substitute Form W-9 and related materials for the Shares being tendered must be sent via mail or overnight courier service to the address set forth below. Manually signed facsimile copies of the Letter of Transmittal will not be accepted. The Letter of Transmittal, Substitute Form W-9 and related materials for the Shares being tendered should be sent or delivered by you or your broker, dealer, commercial bank, trust company or other nominee as follows:

By Mail, Hand Delivery or Overnight Mail/Express:

Computershare Trust Company, Inc.
12039 West Alameda Parkway, Suite Z-2
Lakewood, CO 80228
For Information Call:  (303) 984-4043

      Questions and requests for assistance may be directed to the Information Agent at its telephone numbers and location listed below. Additional copies of this offer to purchase, the letter of transmittal, the notice of guaranteed delivery or any other tender offer materials may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer.

                   The information agent for the offer is:

                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                         Call Collect (212) 754-8000
                Banks and Brokerage Firms Call: (800) 654-2468
                   Stockholders Please Call: (800) 607-0088
                         E-mail: UGLY.INFO@morrowco.com

      Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, stockholders residing in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. Mr. Garcia is not aware of any jurisdiction in which the Offer or tenders pursuant to the Offer would not be in compliance with the laws of that jurisdiction. Mr. Garcia reserve's the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. Mr. Garcia believes such exclusion is permissible under applicable laws and regulations, provided that Mr. Garcia makes a good faith effort to comply with any state law deemed applicable to the Offer.

      Mr. Garcia has filed a Tender Offer Statement under sections 14(d)(1) and 13(e)(1) of the Exchange Act on Schedule TO with the Securities and Exchange Commission which includes information relating to the Offer summarized herein. Copies of these statements may be obtained from Mr. Garcia by contacting Computershare or the Information Agent at their respective addresses and phone numbers set forth in this Section 16 of this Offer to Purchase.

      You may read and copy reports, statements or other information that Mr. Garcia files at the SEC's public reference rooms which are located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington D.C. 20549, and at the SEC's regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials are also available from the Public Reference Section of the SEC at 450 Fifth Street N.W., Washington D.C. 20549 at prescribed rates. Copies of such materials may also be accessed through the SEC's Internet site at www.sec.gov.




Ernest C. Garcia II

November 26, 2001